Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Nine Months Ended September 30, 2017

DEFINITIONS

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

MDEQ	Michigan Department of Environmental Quality

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In millions)
Operating Revenues	$149	$158	$915	$900

Operating Expenses
Cost of gas	11	13	270	298
Operation and maintenance	109	99	326	290
Depreciation and amortization	30	26	90	78
Taxes other than income	10	14	48	49
	160	152	734	715
Operating Income (Loss)	(11)	6	181	185

Other (Income) and Deductions
Interest expense	16	14	48	44
Interest income	(3)	(2)	(6)	(5)
Other income	(2)	(3)	(6)	(8)
Other expenses	—	5	1	5
	11	14	37	36
Income (Loss) Before Income Taxes	(22)	(8)	144	149

Income Tax Expense (Benefit)	(8)	(3)	51	53

Net Income (Loss)	$(14)	$(5)	$93	$96

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In millions)
Net Income (Loss)	$(14)	$(5)	$93	$96
Other comprehensive income	—	—	—	—
Comprehensive Income (Loss)	$(14)	$(5)	$93	$96

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	September 30,	December 31,
	2017	2016
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$1
Accounts receivable (less allowance for doubtful accounts of $13 and $15, respectively)
Customer	151	287
Affiliates	67	56
Other	16	8
Inventories
Gas	92	45
Materials and supplies	19	19
Gas customer choice deferred asset	56	61
Notes receivable
Affiliates	—	1
Other	5	7
Regulatory assets	1	6
Prepaid property tax	26	12
Other	7	5
	440	508

Investments	30	29

Property
Property, plant, and equipment	5,063	4,810
Accumulated depreciation and amortization	(1,762)	(1,720)
	3,301	3,090
Other Assets
Regulatory assets	717	754
Net investment in lease	50	53
Prepaid pension costs — affiliates	136	121
Prepaid postretirement costs — affiliates	158	144
Other	13	3
	1,074	1,075
Total Assets	$4,845	$4,702

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	September 30,	December 31,
	2017	2016
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$16	$21
Other	160	180
Short-term borrowings — other	250	180
Current portion of long-term debt	100	—
Regulatory liabilities	16	7
Other	79	102
	621	490

Long-Term Debt (net of current portion)	1,224	1,244

Other Liabilities
Deferred income taxes	975	915
Regulatory liabilities	299	326
Asset retirement obligations	150	143
Accrued pension liability — affiliates	84	107
Other	43	43
	1,551	1,534
Commitments and Contingencies (Note 8)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	714	714
Retained earnings	735	720
Total Shareholder's Equity	1,449	1,434
Total Liabilities and Shareholder's Equity	$4,845	$4,702

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
	(In millions)
Operating Activities
Net Income	$93	$96
Adjustments to reconcile Net Income to Net cash from operating activities:
Depreciation and amortization	90	78
Allowance for equity funds used during construction	(4)	(2)
Deferred income taxes	51	53
Changes in assets and liabilities:
Accounts receivable, net	130	113
Inventories	(47)	(33)
Prepaid pension costs — affiliates	(15)	(16)
Prepaid postretirement benefit costs — affiliates	(14)	(29)
Accounts payable	(10)	(29)
Accrued pension liability — affiliates	(23)	2
Regulatory assets and liabilities	38	(7)
Other current and noncurrent assets and liabilities	(32)	20
Net cash from operating activities	257	246
Investing Activities
Plant and equipment expenditures	(335)	(269)
Notes receivable and other	6	2
Net cash used for investing activities	(329)	(267)
Financing Activities
Issuance of long-term debt, net of issuance costs	79	—
Capital contribution by parent company	—	150
Short-term borrowings, net — other	70	(55)
Dividends on common stock	(78)	(73)
Net cash from financing activities	71	22
Net Increase (Decrease) in Cash and Cash Equivalents	(1)	1
Cash and Cash Equivalents at Beginning of Period	1	—
Cash and Cash Equivalents at End of Period	$—	$1

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$55	$36

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2016	10,300	$10	$704	$720	$1,434
Net Income	—	—	—	93	93
Dividends declared on common stock	—	—	—	(78)	(78)
Balance, September 30, 2017	10,300	$10	$704	$735	$1,449

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and the MDEQ.
Basis of Presentation
The Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Company's 2016 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
The Consolidated Financial Statements are unaudited but, in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2017.
Certain prior year balances were reclassified to match current year's Consolidated Financial Statements presentation.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Changes in Accumulated Other Comprehensive Income (Loss)
For the three and nine months ended September 30, 2017 and 2016, reclassifications out of Accumulated other comprehensive income (loss) for the Company were not material. Changes in Accumulated other comprehensive income (loss) are presented in the Consolidated Statements of Changes in Shareholder's Equity.
Income Taxes
The Company had income tax receivables with DTE Energy of $59 million and $56 million at September 30, 2017 and December 31, 2016, respectively.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $2 million and $3 million for the three months ended September 30, 2017 and 2016, respectively, while such allocation was $7 million for the nine months ended September 30, 2017 and 2016.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. The ASU replaces the current lower of cost or market test with a lower of cost or net realizable value test when cost is determined on a first-in, first-out or average cost basis. The standard is effective for public entities for annual reporting periods beginning after December 15, 2016, and interim periods therein. It was applied prospectively. The Company adopted this ASU at January 1, 2017. The adoption of the ASU did not have a significant impact on the Company's Consolidated Financial Statements.
Recently Issued Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also requires expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The standard is to be applied retrospectively. The Company will adopt the standard effective January 1, 2018 using the modified retrospective approach. The Company is finalizing the assessment of the impact of the ASU, as amended, on its Consolidated Financial Statements. The ASU is not expected to significantly affect the Company's results of operations. The Company will continue to evaluate the impact of the ASU on existing revenue recognition policies and procedures. Industry-related issues being vetted through the final stages of the AICPA Power and Utilities Industry Task Force process will continue to be monitored. The ASU will result in additional disclosures for revenue compared to the current guidance. Accordingly, the Company is evaluating information that would be useful for users of the Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), a replacement of Leases (Topic 840). This guidance requires a lessee to account for leases as finance or operating leases. Both types of leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability on its balance sheet, with differing methodology for income statement recognition. For lessors, the standard modifies the classification criteria and the accounting for sales-type and direct financing leases. Entities will classify leases to determine how to recognize lease-related revenue and expense. This standard is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. The Company does not plan to early adopt the standard. A modified retrospective approach is required for leases existing or entered into after the beginning of the earliest comparative period in the Consolidated Financial Statements, with certain practical expedients permitted. The Company expects an increase in assets and liabilities, however, it is currently assessing the impact of this ASU on its Consolidated Financial Statements. This assessment includes monitoring unresolved utility industry implementation guidance. The Company has conducted outreach activities across its lines of business and have begun implementation of a third-party software tool that will assist with the initial adoption and ongoing compliance.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update replace the incurred loss impairment methodology in current generally accepted accounting principles with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The ASU is effective for the Company beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

In March 2017, the FASB issued ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The amendments in this update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside income from operations. The amendments in this update also allow only the service cost component to be eligible for capitalization when applicable. The standard will be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement and prospectively for the capitalization of the service cost component of net periodic pension cost and net periodic postretirement benefit in assets. The ASU is effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2017 and early adoption is permitted. The Company will adopt the standard effective January 1, 2018. The components of net periodic benefit costs (credits) for pension benefits and other postretirement benefits are disclosed in Note 9 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets." The ASU will not have a significant impact on the Company's Consolidated Financial Statements.

NOTE 4 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at September 30, 2017 and December 31, 2016. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Fair Value of Financial Instruments
The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are generally estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer and the Company's Controller's Department which reports to the Company's Vice President and Controller.
The following table presents the carrying amount and fair value of financial instruments:

	September 30, 2017				December 31, 2016
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$—	$—	$—	$—	$1	$—	$—	$1
Notes receivable — other, excluding capital leases	$7	$—	$—	$7	$4	$—	$—	$4
Short-term borrowings — other	$250	$—	$250	$—	$180	$—	$180	$—
Long-term debt(a)	$1,324	$—	$847	$576	$1,244	$—	$648	$680
_______________________________________

(a)	Includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 5 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

NOTE 5 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2020. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 6 — LONG-TERM DEBT
Debt Issuances
In 2017, the following debt was issued:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
September	First Mortgage Bonds(a)	3.08%	2029	$40
September	First Mortgage Bonds(a)	3.75%	2047	40
				$80
_______________________________________

(a)	Proceeds were used for repayment of short-term borrowings and general corporate purposes.

NOTE 7 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2022. The Company had $250 million outstanding against the revolver at September 30, 2017.
The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At September 30, 2017, the total funded debt to total capitalization ratio for the Company was 0.48 to 1 and was in compliance with this financial covenant.

NOTE 8 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of six of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of six additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of September 30, 2017 and December 31, 2016, the Company had $41 million and $43 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company's results of operations.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2021.
Purchase Commitments
The Company expects that 2017 annual capital expenditures will be approximately $400 million, and has made certain commitments in connection with the estimated 2017 annual capital expenditures.
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.

NOTE 9 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The following tables detail the components of net periodic benefit costs (credits) for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
	(In millions)
Three Months Ended September 30,
Service cost	$5	$5	$1	$2
Interest cost	12	12	4	4
Expected return on plan assets	(20)	(21)	(10)	(10)
Amortization of:
Net actuarial loss	11	8	1	—
Prior service credit	—	—	(1)	(7)
Net periodic benefit cost (credit)	$8	$4	$(5)	$(11)

	Pension Benefits		Other Postretirement Benefits
	2017	2016	2017	2016
	(In millions)
Nine Months Ended September 30,
Service cost	$15	$15	$5	$5
Interest cost	35	35	12	13
Expected return on plan assets	(62)	(63)	(31)	(31)
Amortization of:
Net actuarial loss	30	26	1	1
Prior service credit	—	—	(3)	(21)
Net periodic benefit cost (credit)	$18	$13	$(16)	$(33)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Pension and Other Postretirement Contributions
The Company contributed $25 million to its qualified pension plans in 2017. The Company does not anticipate making any contributions to the other postretirement benefit plans in 2017.